Exhibit 10.1

                            JDS Uniphase Corporation
                             1768 Automation Parkway
                           San Jose, California 95131

November 30, 2002

Adept Technology, Inc.
150 Rose Orchard Way
San Jose, California  95134

         Re: Supply, Development and License Agreement dated as of October 29, 2001 (the "Agreement") between JDS Uniphase Corporation ("JDSU") and Adept Technology, Inc. ("Adept")

         The parties have performed their respective obligations under the Agreement in good faith, including, without limitation, their respective obligations with respect to the Initial Development Projects (as defined in the Agreement). However, due to changing economic and business circumstances occurring subsequent to the date of the Agreement, the parties have determined that the development work being performed under the Agreement is no longer in their mutual best interests. Consequently, the parties now desire to terminate the Agreement (but no other agreement or understanding between the parties), upon the terms and conditions set forth herein. Accordingly, the parties hereby agree as follows:

         1. The Agreement is hereby terminated effective as of the date hereof (the "Termination Date"). Neither party shall have any further obligation or liability under the Agreement, except solely as provided in paragraph 2 below and except for all licenses, licensing rights and other rights and obligations that survive such termination pursuant to Section 16 of the Agreement, all of which rights and obligations shall continue in full force and effect in accordance with such Section 16. Without limiting the foregoing, the parties agree and acknowledge that their respective rights and obligations under Section
IV.1.3 of the Agreement shall survive the termination of the Agreement, all of which rights and obligations shall continue in full force and effect.

         2. The parties agree and acknowledge that the remaining reimbursement obligation of Adept to JDSU, pursuant to paragraph 6 of Schedule A to the Agreement, as of the Termination Date is equal to $1,000,000 for development services performed by JDSU during the quarter ended June 30, 2002. As full payment of this sum, concurrently herewith, Adept shall execute and deliver to JDSU a promissory note, in the form attached hereto as Schedule 1.

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         3. The parties  agree that Adept will use all  commercially  reasonable efforts to amend Section 4(b) of the Statement of Preferences of Series A Preferred Stock and Series B Preferred Stock of Adept Technology, Inc. (the "Statement of Preferences"), such that the date upon which outstanding shares of Preferred Stock (as defined in the Statement of Preferences) shall automatically
convert  into  shares  of  Common   Stock  (as  defined  in  the   Statement  of
Preferences), pursuant to such Section 4(b) shall be the fourth anniversary of the Original Issue Date (as defined in the Statement of Preferences) (the
"Amendment")  and  will  use  all  commercially   reasonable   efforts  to  seek
shareholder approval of the Amendment at its annual meeting of shareholders to be held in 2003 (the "Annual Meeting") or at any special meeting of the shareholder held prior to the Annual Meeting. Promptly upon receipt of such approval, Adept shall cause the Amendment to be filed (subject to JDSU's prior reasonable consent) with the Office of the Secretary of State for the State of California to reflect the agreement of the parties pursuant to this paragraph 3.

         4. The agreements contained in this letter will be binding upon any successors or assignee of Adept and JDSU, respectively.

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         Please sign the enclosed  duplicate copy of this letter where indicated
below and return to the Company at your earliest convenience.


                                                 Very truly yours,


                                                 JDS Uniphase Corporation

                                                 /s/  Michael C. Phillips
                                                 -------------------------------
                                                 Michael C. Phillips
                                                 Vice President


Acknowledged and Agreed as of December 16, 2002

Adept Technology, Inc.


By: /s/  Brian R. Carlisle
    ------------------------
    Brian R. Carlisle
    Chief Executive Officer

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                                   SCHEDULE 1

                             FORM OF PROMISSORY NOTE

$1,000,000                                                  San Jose, California
                                                            November 30, 2002

FOR VALUE RECEIVED, Adept Technology, Inc. (the "Debtor"), promises to pay to the order of JDS Uniphase Corporation ("Holder"), the principal sum of One Million Dollars ($1,000,000) and to pay interest on the outstanding principal of this Promissory Note (this "Note"), in accordance with Section 3 of this Note.

         1. Maturity. The entire unpaid principal balance shall automatically mature and be due and payable on September 30, 2004 (as such date may be accelerated pursuant to Section 1(a) or 5 below, the "Maturity Date"), and accrued interest on this Note shall be due and payable on the Maturity Date. The Debtor shall pay the entire unpaid principal balance and all interest accrued thereon on the Maturity Date. All payments received shall be applied first against accrued and unpaid interest, then against principal. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.

         (a) At Holder's option, all proceeds received by Debtor (or any subsidiary or affiliate of Debtor) from each and any Financing (as defined below) shall be applied first to the repayment of the then-outstanding principal and interest outstanding under this Note prior to being applied for any other use or uses (the principal amount of this Note so required to be repaid, together with the interest thereon, is referred to herein as the "Repayment Amount"). Debtor shall notify Holder in writing, no later than ten (10) business days prior to the completion of any Financing, of all of the material terms and conditions of such Financing. No later than three (3) business days prior to completion of the Financing, Holder shall deliver written notice to Debtor of its election to cause the Repayment Amount to be become due and payable, in which event the Repayment Amount shall be repaid in full by Debtor concurrently with the completion of the Financing. If Holder fails to timely deliver such notice, Holder shall be deemed to have elected not to require any repayment in connection with such Financing. Any failure by Holder to elect repayment in connection with any Financing shall not waive Holder's rights under this Section 1(a) with respect to any subsequent Financing, all of which rights are hereby reserved and applicable to any such Financing until such time as all amounts outstanding under this Note are repaid in full. For the purposes hereof, the term "Financing" shall mean (a) the incurrence by Debtor (or any subsidiary or affiliate of Debtor) of any debt for borrowed money, (b) the issuance by Debtor (or any subsidiary or affiliate of Debtor) of any instruments or debt or equity securities (or any securities or rights convertible into or exchangeable for any such securities), or (c) the exercise or conversion of any outstanding options, warrants or securities of Debtor (or any subsidiary or affiliate of Debtor); provided that the foregoing shall not include, (A) the exercise by employees of Debtor of options to purchase shares of Debtor's common stock pursuant to Debtor's stock option plans, or (B) the purchase of shares of Debtor's common stock by Debtor's employees pursuant to Debtor's stock purchase or other benefit plans.

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         2.  Unsecured  Note. The amounts due and owing under this Note shall be unsecured obligations of the Debtor. If the Debtor does not repay the principal and all accrued interest to Holder on the Maturity Date, Holder may pursue any contractual, legal or equitable remedies that are available to it.

         3. Interest. Interest shall begin to accrue on the unpaid principal balance of this Note, if any, commencing on the date hereof and continuing until repayment of this Note in full at the rate of seven percent (7%) per annum calculated on the basis of a 365 day year and actual days elapsed. If not previously repaid in accordance with Section 4, interest accrued on this Note shall be paid upon repayment of this Note. After the occurrence of an event of default under Section 5 hereof, this Note shall bear interest until paid at a rate equal to the lower of fourteen percent (14%) per annum or the highest rate then permitted by law in California.

         4. Prepayment. The unpaid principal balance and all accrued interest and any and all other sums payable to Holder hereunder may be prepaid in whole or in part prior to the Maturity Date without penalty or premium.

         5. Default. The debtor will be deemed to be in default hereunder, the maturity of this Note shall be immediately and automatically accelerated, and the unpaid principal balance of this Note, together will all accrued interest thereon, will become immediately due and payable if any of the following occur:

                  (a) The Debtor shall default in the payment of the principal or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise; or

                  (b) The Debtor shall:

                           (i)  become  insolvent  or unable to pay its debts as
they become due; or

                           (ii)  apply  for  the   appointment   of  a  trustee,
receiver, sequestrator or other custodian for the Debtor or any of its property, or make a general assignment for the benefit of creditors or shall have any such proceeding commenced against it that is not dismissed within sixty (60) days following the commencement of such proceeding;

                  (c) The filing of a petition in bankruptcy or under any similar insolvency law by the Debtor, the making of an assignment for the benefit of creditors, or if any voluntary petition in bankruptcy or under any similar insolvency law is filed against the Debtor and such petition is not dismissed within sixty (60) days after the filing thereof;

                  (d) The Debtor breaches any of its covenants or obligations to Holder, pursuant to (a) the letter agreement dated as of even date herewith between Debtor or Holder, (b) the Statement of Preferences, as amended, relating to Debtor's Series A Preferred Stock and Series B Preferred Stock, or (c) that certain Securities Purchase and Investor Rights Agreement between Debtor and Holder, and any applicable notice and cure period have expired with respect to such breach; or

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                  (e)  The  Debtor   takes  any   corporate   or  other   action
authorizing, or in furtherance of, any of the foregoing.

         6. Miscellaneous.

                  (a) The Debtor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

                  (b) Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth in such writing. No delay or omission of Holder to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

                  (c) Time is of the essence hereof. Upon any default hereunder, Holder may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

                  (d) The remedies of Holder as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Holder's sole discretion, and may be exercised as often as occasion therfor shall occur.

                  (e) If any provisions of this Note would require the Debtor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, the Debtor shall instead pay interest under this Note at the highest rate permitted by applicable law.

                  (g) This Note shall be governed by and construed in accordance with and the laws of the State of California applicable to contracts wholly made and performed in the State of California.

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         IN WITNESS WHEREOF,  the Debtor has executed this Promissory Note as of the date first above written.


ADEPT TECHNOLOGY, INC.


By:_________________________________

Name:_______________________________

Title:______________________________

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